SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                            FORM 11K

       [X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934
           For the fiscal year ended December 31, 2002


                               OR


  [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


         For transition period __________ to __________



                Commission File Number: 33-76228



A. Full title of the plan and the address of the plan, if different from that of the issuer named below:



                  Heartland Financial USA, Inc.
                  Employee Stock Purchase Plan



B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                  Heartland Financial USA, Inc.
                       1398 Central Avenue
                       Dubuque, IA  52001


                      REQUIRED INFORMATION

     The Heartland Financial USA, Inc. Employee Stock Purchase Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended. Accordingly, the audited financial statements prepared in accordance with the instructions to Form 11-K are provided as Exhibit 99.1 to this Form 11-K.


                           SIGNATURES

The Plan

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


HEARTLAND FINANCIAL USA, INC.
EMPLOYEE STOCK PURCHASE PLAN





BY: /s/ John K. Schmidt
-----------------------------
John K. Schmidt
Executive Vice President and
Chief Financial Officer




Date:  March 26, 2003
-----------------------------




   HEARTLAND FINANCIAL USA, INC. EMPLOYEE STOCK PURCHASE PLAN

                          EXHIBIT INDEX
                  TO ANNUAL REPORT ON FORM 11-K


Exhibit
  No.          Description
-------        -----------

23             Auditors' Consent
99.1           Financial Statements